Consent of Independent Accountants


Symons International Group, inc.
Indianapolis, Indiana

We consent to the incorporation by reference in the registration statements of Symons International Group, Inc. on Form S-8 (File Nos. 333-44643 and 333-71093) of our reports dated March 31, 2001, on our audits of the consolidated financial statements and financial statement schedules of Symons International Group, Inc. as of December 31, 2000 and 1999, and for the years then ended, which reports are incorporated by reference or included in this Annual Report on Form 10-K.

/s/BDO Seidman, LLP
Grand Rapids, Michigan
April 16, 2001